EXHIBIT 5.1

November 30, 2009

Anheuser-Busch InBev Worldwide Inc.,

1209 Orange Street,

    Wilmington, DE 19801.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $1,500,000,000 aggregate principal amount of 3.000% Notes due 2012, $1,250,000,000 aggregate principal amount of 4.125% Notes due 2015, $2,250,000,000 aggregate principal amount of 5.375% Notes due 2020 and $500,000,000 aggregate principal amount of 6.375% Notes due 2040 (collectively, the “Notes”), of Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (the “Issuer”), to be issued in exchange for the Issuers’ outstanding 3.000% Notes due 2012, 4.125% Notes due 2015, 5.375% Notes due 2020 and 6.375% Notes due 2040, respectively, pursuant to the Indenture, dated as of October 16, 2009, as supplemented by the First Supplemental Indenture, dated October 16, 2009, the Second Supplemental Indenture, dated as of October 16, 2009, the Third Supplemental Indenture, dated as of October 16, 2009, and the Fourth Supplemental Indenture, dated as of October 16, 2009 and the Fifth Supplemental Indenture, dated November 27, 2009 (collectively, the “Indenture”), each by and among the Issuer, Anheuser-Busch InBev NV/SA (the “Parent Guarantor”) and each of the subsidiary guarantors listed on Annex A hereto (the “Subsidiary Guarantors”, and together with the Parent Guarantor, the “Guarantors”) and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the registration statement on Form F-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, (ii) the terms of the Notes and the Guarantees and of their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or any of the Guarantors, and (iii) the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and issued and exchanged as contemplated by the Registration Statement, (1) the Notes will constitute valid and legally binding obligations of the Issuer and (2) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the States of New York and Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. For purposes of our opinion, we have, with your approval, assumed that (i) BrandBrew S.A. and AmBrew S.A. (the “Luxembourg Guarantors”) are validly existing as companies limited by shares (sociétés anonymes) under the laws of Luxembourg, (ii) Cobrew NV/SA, InBev Belgium SA/NV and Anheuser-Busch InBev SA/NV are validly existing as Belgian companies (société anonyme/naamloze vennotschap) under the laws of Belgium (the “Belgian Guarantors”), (iii) AB InBev France S.A.S. is validly existing as a société par actions simplifiée under the laws of France (the “French Guarantor”), (iv) Interbrew International B.V. and Interbrew Central European Holding B.V. are validly existing as private companies with limited liability (besloten vennootschnap met beperkte aansprakelijkheid) under Dutch law and InBev Nederland N.V. is validly existing as a limited liability company (naamloze vennootschap) under Dutch law (collectively, the “Dutch Guarantors”), (v) Nimbuspath Limited is validly existing as a company incorporated in England under the Companies Act 1985 (the “English Guarantor”, and together with the Luxembourg Guarantors, the Belgian Guarantors, the French Guarantor and the Dutch Guarantors, the “Foreign Guarantors”), (vi) the Indenture has been duly authorized, executed and delivered by each Foreign Guarantor under the laws of its jurisdiction of organization, (vii) the execution and delivery of the Indenture has not resulted in any breach or violation of, or conflict with, any Luxembourg, Belgian, French, Dutch or English statute, rule or regulation and (viii) the provisions of the Indenture designating the law of the State of New York as the governing law for the Indenture are valid and binding on each Foreign Guarantor under the laws of its jurisdiction of organization. We note that, with respect to all matters of Belgian law, Dutch law, Luxembourg law, French law and English law, you are relying upon the opinions of Linklaters LLP, which are also filed as exhibits to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuers and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Notes and the Guarantees endorsed thereon will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell

Annex A

Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Incorporation or Organization

InBev Belgium SA/NV	Belgium

Cobrew NV/SA	Belgium

Anheuser-Busch Companies, Inc.	Delaware

AB InBev France S.A.S.	France

AmBrew S.A.	Luxembourg

BrandBrew S.A.	Luxembourg

Interbrew Central European Holding B.V.	The Netherlands

Interbrew International B.V.	The Netherlands

InBev Nederland N.V.	The Netherlands

Nimbuspath Limited	United Kingdom